UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54383	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas

76051

(Address of principal executive offices)

(Zip Code)

(214) 370-8960

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2014, United Development Funding IV (the “Trust”) entered into a loan agreement (the “Loan Agreement”) with Waterfall Finance 4, LLC (the “Lender”) for a $35 million term loan to fund the Trust’s tender offer of its common shares of beneficial interest. The loan bears interest at a rate of LIBOR plus 9.00%. The maturity date of the loan is July 2, 2015, which may be extended by the Trust to December 31, 2015. All accrued and unpaid interest will be payable on the fifth day of each calendar month during the term of the loan, with the first being August 5, 2014. The loan is secured by a first priority lien on the mortgage loans and other assets of the Trust.

The loan is subject to compliance with certain financial covenants, including a maximum ratio of consolidated total debt to total equity and a minimum tangible net worth. The Loan Agreement also contains customary events of default provisions, including failure to pay indebtedness, breaches of covenants and bankruptcy or other insolvency events. If any event of default exists, interest will accrue at a rate of LIBOR plus 11.5%. The loan will become immediately due and payable without notice upon the occurrence of certain events of default, including, among others, an assignment for the benefit of creditors by the Trust and a bankruptcy or other insolvency event of the Trust. Upon the occurrence of any other event of default as set forth in the Loan Agreement, and at any time during the continuance thereafter, the Lender has the right to accelerate the payment of the loan and declare the loan to be immediately due and payable.

The forgoing description does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement and the Promissory Note which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement by and between United Development Funding IV and Waterfall Finance 4, LLC, dated July 2, 2014
10.2	Promissory Note dated July 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

	By:	/s/ Hollis M. Greenlaw
July 9, 2014		Name: Hollis M. Greenlaw
Title: Chief Executive Officer